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Filed pursuant to Rule 433
Registration Statement No. 333-142108
January 12, 2010

TransMontaigne Partners L.P.
Pricing Sheet—January 12, 2010

1,750,000 Common Units Representing Limited Partner Interests

        This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated January 11, 2010 and the prospectus dated May 10, 2007 relating to these securities.

Units offered:	1,750,000 common units
Offering price:	$26.60 per common unit
Option to purchase additional units:	262,500 additional common units (30 days)
Proceeds, net of underwriting discounts and commissions:	$44,590,000 (excluding exercise of over-allotment option) or $51,278,500 (including exercise of over-allotment option)
Trade date:	January 12, 2010
Settlement date:	January 15, 2010
Issuer symbol:	TLP
Exchange:	NYSE
CUSIP:	89376V 10 0
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

        TransMontaigne Partners L.P. has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about TransMontaigne Partners L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. You also may access these documents for free on the unitholder information page of the registrant's web site at www.transmontaignepartners.com. Alternatively, TransMontaigne Partners L.P., any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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  Filed pursuant to Rule 433 Registration Statement No. 333-142108 January 12, 2010
TransMontaigne Partners L.P. Pricing Sheet—January 12, 2010 1,750,000 Common Units Representing Limited Partner Interests